EXHIBIT 10.22

                                LABOR CONTRACT

                                   Between

                         Southwestern Portland Cement
                                Odessa, Texas

                                     and

                United Cement, Lime, Gypsum and Allied Workers
                 Division, Boilermakers International Union,
                        (A.F.L.-C.I.O.) Local No. D476


                                July 31, 1994

                              TABLE OF CONTENTS


Appendix A                    Wage Schedule . . . . . . . . . . . 26

Appendix B                    Health and Welfare/Benefits . . . . 28

Appendix C                    Pension . . . . . . . . . . . . . . 30

Appendix D                    Sickness and Accident . . . . . . . 33

Copies of Agreement           Article XXII  . . . . . . . . . . . 24

Employment                    Article I . . . . . . . . . . . . .  1

Funeral Leave                 Article XIII  . . . . . . . . . . . 18

Gainsharing Plan              Definition  . . . . . . . . . . . . 27

Grievance Procedure           Article XVIII . . . . . . . . . . . 21

Holidays                      Article X . . . . . . . . . . . . . 13

Hours and Work Schedules      Article VII . . . . . . . . . . . .  8

Incapacitated Employees       Article XIX . . . . . . . . . . . . 23

Jury Duty/Witness Pay         Article XII . . . . . . . . . . . . 17

Leave of Absence              Article XVI . . . . . . . . . . . . 20

Legislation                   Article XXI . . . . . . . . . . . . 23

Management                    Article II  . . . . . . . . . . . .  1

Military Reserve/Summer Camp  Article XIV . . . . . . . . . . . . 18

Overtime                      Article VIII  . . . . . . . . . . . 10

Overtime Meals                Article XVII  . . . . . . . . . . . 21

Past Practice                 Article XXIII . . . . . . . . . . . 24

Promotions and Transfers      Article VI  . . . . . . . . . . . .  7

Safety and Health             Article XV  . . . . . . . . . . . . 18

Scope of Agreement            Article XXIV  . . . . . . . . . . . 24

Seniority                     Article IV  . . . . . . . . . . . .  3

Strikes and Lock Outs         Article XX  . . . . . . . . . . . . 23

Terms of Agreement            Article XXV . . . . . . . . . . . . 24

Union Activities/Meeting      Article III . . . . . . . . . . . .  2

Vacation                      Article XI  . . . . . . . . . . . . 15

Wages                         Article IX  . . . . . . . . . . . . 13

Work Force Changes            Article V . . . . . . . . . . . . .  5
                                  AGREEMENT

     THIS AGREEMENT, dated July 31, 1994 is made by and between the SOUTHWESTERN PORTLAND CEMENT COMPANY (ODESSA PLANT) and the UNITED CEMENT, LIME, GYPSUM AND ALLIED WORKERS DIVISION, BOILERMAKERS INTERNATIONAL UNION, A.F.L.-C.I.O., Local No. D476, referred to respectively as the "Company" and the "Union".


                                 RECOGNITION

     The Company recognizes the Union as the exclusive bargaining agency for all production and maintenance employees at the Odessa, Texas plant of the Company, excluding all clerical employees, storeroom clerk, professional and technical employees, guards, and supervisors as defined in the National Labor Relations Act, as amended.


                            ARTICLE I - EMPLOYMENT

     Section 1. New employees and those hired after a break in continuity of service will be regarded as probationary employees for the first eighty-five (85) days worked and will receive no continuous service credit nor benefits of any kind, including bidding, during such period. Probationary employees shall not have recourse to the grievance procedure of this agreement and may be laid off or discharged as exclusively determined by Management. Probationary employees who continue in the service of the Company, subsequent to the first eighty-five (85) days worked, shall receive full continuous service credit from date of original hiring.

     Section 2. The parties hereto agree to continue to apply the provisions of this Agreement to all employees without regard to race, color, sex, age, religion, creed, national origin, handicap, disabled or Viet Nam Era Veteran. The Company and the Union will comply with all federal and state laws concerning the rights of workers, including the Americans with Disabilities Act and the Family and Medical Leave Act.

     Section 3. As used in this Agreement, the word "he" or "his" shall also be applicable to female employees.

     Section 4. A salaried employee may fill any vacant hourly rated job until an hourly employee in that classification is called in or a determination is made to let the job remain unfilled. A salaried employee may work on any hourly rated job to instruct, experiment, inspect, cover an emergency, or temporarily relieve an hourly rated employee, or when an hourly employee is not available.


                           ARTICLE II - MANAGEMENT

     Section 1. The Union agrees and acknowledges that the Company has the exclusive right and unbounded discretion to hire, determine standards of fitness for work, to test employees for the presence of drugs and alcohol and to take appropriate disciplinary or remedial action in the event of positive test results, discipline or discharge, layoff, rehire, promote, demote, retire or temporarily assign employees within the bargaining unit. The Union further recognizes the Company's unlimited right to determine the amount of overtime to be worked; to create, modify, combine or discontinue job classifications; to determine and change the size and nature of the work force to hire temporary employees as may be determined necessary, determine job duties, quality and workmanship standards, hours of work and other conditions of employment; to make, change and enforce (after posting) work rules and safety standards, to promote safety, efficiency, order, and protection of Company property and operations; to halt work stoppages; and to take effective action against slowdowns.

     The right to manage the business, to distribute work with outside contractors or sub-contractors, to determine the type of work to be performed, the job content, the location of work, the schedules of production, the schedule of working hours, the methods and the processes and means of production.

     Section 2. The above list of specific Company rights shall not be considered restrictive or a waiver of any other rights the Company has not listed and has not specifically surrendered in this Agreement; regardless of whether such rights have been exercised in the past.

     Section 3. The Union recognizes the Company's exclusive right to determine partial or permanent discontinuance or shutdown of operations. The Company's only obligation when exercising this right is to bargain with the Union over the effects of that decision.

     Section 4. The Company shall give notice of the existence of this Agreement to any purchaser, lessee, assignee, etc. Such notice shall be in writing with a copy to the Union not later than the effective date of sale.


                   ARTICLE III - UNION ACTIVITIES/MEETINGS

     Section 1. If and when necessary, in the opinion of both the Company and the Union, the Company agrees to meet with a union grievance committee comprised of a maximum of two (2) employees [(if bargaining unit employees exceeds seventy-five (75) the union grievance committee may be increased to three (3) employees)] for the purposes of discussing matters of mutual concern or interest (excepting labor negotiations). Not more than one (1) employee will be excused from any one classification for this purpose. An agenda of any subjects to be discussed at such meeting must be submitted to the Plant Manager not less than seventy-two (72) hours in advance of a scheduled meeting.

     Section 2. Meetings will be arranged at a time convenient for both parties to accomplish the purposes set out in this agreement.
Any employee who is scheduled to work during the hours the meeting is held and who attends the meeting will be compensated by multiplying his regular classified hourly wage rate by the hours he attends the meeting.
     Section 3. When a meeting is scheduled at which a representative of the International Union and a representative of the Company from Corporate Headquarters will attend, any member of the committee who is scheduled to work the third shift immediately preceding the meeting will be excused from working the third shift and will be compensated by multiplying eight (8) hours at his regular classified hourly wage rate plus shift differential of the employee who has attended the meeting.

     Section 4. Any member of the committee who is scheduled to work the second shift immediately following the meeting will be excused from working the second shift if the employee has attended the meeting for six (6) hours. In the event the employee is excused from working the second shift, he will be compensated by multiplying eight
(8) hours at his regular classified hourly wage rate plus shift differential.

     Section 5. The Company will excuse, without reimbursement of any lost wages, no more than two (2) designated employee members of the Union negotiating committee for actual time spent in attendance at negotiating meetings on behalf of the Local Union (D476) in negotiating with the Company at Odessa, Texas.

     Section 6. Union activities shall not be conducted during working hours, except that a member or members of the Union Grievance Committee, with the consent of the Company, may try to adjust a mutual problem. Such consent will not be unreasonably withheld or delayed.

     a. There shall be one (1) steward on each rotating shift who may, in the absence of a committee member, try to adjust an existing problem.
     b. Local Union Officers and stewards off duty and representatives of the International Union shall, upon permission from the Company, be permitted on the Company's premises to investigate grievances.

     Section 7. It shall be the responsibility of the Union to appoint and have available on each shift a Committeeman, job steward or other employee designated for purposes of this section who shall be identified to the Company in writing. It is not the intent of this section to expand the total number of Committeemen as provided in this article.


                            ARTICLE IV - SENIORITY

     Section 1. Seniority is defined as the length of continuous service with the Company at the Odessa plant, provided, however, that an employee shall have no seniority rights until after eighty-five
(85) days worked.

     Section 2. The following factors shall apply in the awarding of all jobs:

     a. Experience, individual skill and ability, and efficient service related to the qualifications of the job. (Employees who have received repeated disciplinary actions in the twelve (12) months prior to bidding the job will not be given consideration for advancement.)

     b.   Physical fitness of the applicant.

     c.   Seniority.

     d.   When a. and b. are relatively equal, c. shall apply.

     e. If the employee selected shall fail to qualify in the judgment of the Company after thirty (30) calendar days or less, he shall be returned to his former position and the next bidder be given consideration. When a job cannot be filled in the above manner because of the bidder's failing to have the necessary qualifications, the Company may fill the job from any source.

     Section 3. For employees on the payroll when this Agreement becomes effective, seniority is defined as the length of continuous service with the Company. Seniority rights, once established, shall start from the date of employment.

     Section 4.     An employee's seniority shall be lost only by:

     a.   Discharge for cause.

     b.   Voluntarily quit.

     c. Failure to answer recall notice within seven (7) days after notification is sent by registered mail to the last address the employee has left on file in the personnel office.

     d. If the employee is absent for three (3) consecutive workdays without notifying or attaining prior approval from his supervisor for such absence, he shall be considered as having voluntarily quit.

     e. During a continuous period of absence, an employee absent due to lay off will retain recall rights for a period equal to his seniority at the time of lay off not to exceed twenty-four
     (24) months.

     f. An employee on continuous absence due to disability shall accrue seniority and retain recall rights for a period not to exceed sixteen (16) months; however, should such an employee be declared totally and permanently disabled prior to the sixteen
     (16) months such employee's name shall be removed from the payroll and a certified mail notice to this effect will be sent to his last address as shown on Company record.

     Section 5. If a vacancy occurs, for which a laid off employee is qualified, he will be sent a certified mail notice of recall to his last address provided to the Company Personnel Office.

     a. If the employee does not respond within a seven (7) day period, or refuses the recall, he will forfeit all seniority and his employment will be terminated.

     b. If the employee is reinstated, he shall be credited with seniority as prescribed in Section 3 of this Article.

     c. If an employee is absent because of a disability, he shall only be recalled for a vacancy which occurs after he has recovered and is physically able to return to work.

     Section 6. An employee in the bargaining unit, who is promoted to a supervisory position outside the coverage of this Agreement and who subsequently returns to the bargaining unit, will have his previous bargaining unit seniority reinstated.

     Section 7. The Company will furnish the Union with a seniority list every six (6) months.


     Section 8. The Company may at its discretion utilize any hourly employee to fill a salaried or management position, at any time, without the employee suffering any loss of seniority or benefits under this agreement, however, if the employee becomes permanent salaried, he will have no bidding or bumping rights back to the bargaining unit.


                        ARTICLE V - WORK FORCE CHANGES

     Section 1. Should the Company reduce the work force due to lay off or any other reason, the Company will give the Union reasonable advance notice of same and, upon request by the Union, meet to review such reductions.

     Section 2. The Company recognizes that all employees shall retain the right to seniority preference in cases of layoffs and recalls subject to the remaining provisions of this Article. If the Company determines that the number of employees in any job classification(s) are to be reduced or eliminated, the decision as to which employee or employees are to be removed from a job classification, shall be made in accordance with the following procedure:

     a. The following factors shall be considered by Management in determining which employee in the group will be removed:

          First:    Ability to perform the requirements of the job,
          past work record and the experience, individual skill, aptitude, job performance and physical fitness of the employee.

          Second: If these factors are relatively equal, seniority will prevail. In the event employees are slated for removal from a job classification out of their order of seniority, the Company will advise the Union Committee concerning said decision prior to its announcement and implementation. The Company will consider all input by the Union Committee before arriving at a final decision; however, it is understood that the final decision concerning qualifications for purposes of this Article shall be made exclusively by the Company. Actions taken under this paragraph are subject to the grievance procedure.

     b. Any employee so removed from a job classification in accordance with Section 2, a., above, may exercise his seniority to move into any other job classification for which he is qualified. Consequently, if this procedure results in the Company declaring that the number of employees in the job classification to which the employee has transferred must be reduced, the same procedure shall be utilized. Any subsequent transfers as a result of the above procedure will result with employee(s) being laid off in accordance with Section 2, a., above.

     c.   Employees will be recalled in reverse order.

     Section 3. In the event the Company declares a temporary reduction in the work force due to a curtailment or shutdown because of business or any other conditions, employees retained to perform necessary work shall be selected on the following basis:

     a. Senior employees, whose regular jobs are not required, shall have the option of accepting available work for which they are qualified or accepting lay off, except that,

     b. The Company has the right to require that senior employees work during the shutdown, if there are no junior employees with the necessary qualifications to perform the required work.

     c. "Qualified" for purposes of this Section 3, shall mean that an employee must be able to perform all duties connected with the job classification without any training. It is further understood that the Company shall require the employee(s) to demonstrate his abilities to perform as required.

     Section 4. the Company's decision concerning qualification as used in this Article is subject to the grievance procedure.

     Section 5. Should the Company permanently shutdown the present facilities affording employment to the employees comprising the bargaining unit (the present facilities shall be deemed to have been permanently shutdown if all productive facilities are abandoned even though shipping facilities continue to operate) the Company shall mail a notice informing each affected employee that his employment with the Company has been terminated because of permanent shutdown. The notice shall be mailed at least one hundred twenty (120) days prior to the shutdown to the employee's last address on the Company's personnel record.



                    ARTICLE VI - PROMOTIONS AND TRANSFERS

     Section 1. When the Company determines that a vacancy exists or a new job is created, other than laborer, the Company will post a notice of such fact; such notice to remain posted for a period of at least seventy-two (72) consecutive hours, excluding Saturdays, Sundays, or holidays. This notice shall state rates of pay, hours, job requirements and qualifications. Employees who wish the job shall be considered in the manner provided herein in Article V, Section 2, and the successful applicant's name will be posted within seven (7) days after the bids are opened, except where testing is required.
Said delay will not exceed ten (10) days, unless additional time is agreed to between the Union and the Company.

The successful bidder will be placed on the job within as reasonable time as possible from the date of posting award. In the event of the successful applicant's failure to qualify in the opinion of the Company, within thirty (30) workdays on the job, it is understood that said employee is to be restored to his former position and standing.

     a. Laborers who are assigned to fill a job vacancy as a result of no one being awarded the job through the bid procedure, may subsequently remove himself from his assigned job by:

          (1) Being the successful bidder on a higher classified job posting, or

          (2) After a period of one (1) year, he may bid on a job of equal or lower classification or if qualified replace a less senior new employee upon the completion of that employee's probationary period.

     b. This Section does not preclude the Company from hiring new employees to fill such a job vacancy, nor does it affect the Company's right to temporarily assign any employee to such a job vacancy.

     Section 2. An employee may bid to any lower classified job provided he has held his current job classification for a period of at least twelve (12) months. Employees must remain in said lower classification for at least twelve (12) months before he can bid again.
     Section 3. An employee who is temporarily assigned by his supervisor to work in a higher paid job classification will be paid the rate of such higher job classification for all time actually worked. An employee temporarily assigned by his supervisor to perform work in an equal or lower paid classification will be paid the base hourly wage rate of his permanent classification.

     Section 4. The Company will treat temporary vacancies caused by vacations, illnesses, injury or other employee caused absences in the following manner:

     a.   Choose not to fill the job(s).

     b.   Fill the job on a transfer basis.

     c. Fill the job on a temporary bid basis. If a job is filled on a temporary bid basis, a successful bidder(s) will return to their former classification upon completion of the job.
     Employees may bid down only once every 12 months.


     d. In the event that the Company determines that a job shall become permanent, the Company shall post the job as provided in
     Article VI, Section 1.

     Section 5. The Company at its discretion may create new or additional jobs on a temporary basis not to exceed one hundred and twenty (120) days.

     a. If a job is filled on a temporary bid basis, a successful bidder(s) will return to their former classification upon completion of the job. Employees may bid down only once every 12 months.

     b. The foregoing Section 5., a., does not apply to employees whose regular job(s) have been affected by production curtailment or temporary shutdown.

     Section 6. Knowledge, training, skill and ability gained while holding a job under the bid system will be given consideration in making promotions, layoffs, or reductions in work force.


                    ARTICLE VII - HOURS AND WORK SCHEDULES

     Section 1. The workweek of each employee shall start at 8:00 a.m. on Sunday morning. A workday shall be the twenty-four (24) hour period, commencing at 8:00 a.m., regardless of when the employee commences work.

     Section 2. Each employee shall perform work assigned to him by the Company, and no employee shall absent himself from his work without consent of the Company.

     Section 3. Nothing in this Agreement shall be construed as a guarantee of hours of work per day or per week, or of days of work per week.

     Section 4. Work schedules will be posted annually. Weekly changes to work schedules will normally be posted on Thursday before the end of the day shift, only if there has been a change in hours, shift or days, from the work schedule.

     Section 5. Any vacancies shall be covered as determined by Management, however:

     a. Production (rotating shift) employee vacancies will normally be covered on an upgrade basis from within the same shift/crew.

     b. Production (rotating shift) employees must have the ability to qualify and perform the duties of all shift classifications to which they may be upgraded.

     c. It is the employee's responsibility to check his work schedule each week.

     Section 6. If an employee's work schedule is changed after the end of the day shift of the preceding Thursday, he shall be compensated with a twenty-five dollar ($25.00) premium for the first eight (8) hours worked in his new schedule and the premium shall be paid in addition to whatever compensation the employee is otherwise entitled to receive under any other section of this Article.

     Section 7. Unless a regular employee shall be specifically instructed not to report to work at least eight (8) hours before the starting time of his regular shift, he shall be considered as having been ordered to report, and shall be given a minimum of four (4) hours' work, excepting when causes beyond the control of the Company make it impossible to give the required notice, in which case no minimum hours of work shall be given. Notices referred to in this Article shall be deemed to have been given when a reasonable effort has been made by the Company to give such notice orally or in writing to such employee.

     Section 8. Work performed by reason of changes in schedules or reassignments of employees, as herein above provided, shall not be construed as constituting work in excess of regular scheduled working time.

     Section 9. If after starting his lunch period, an employee is interrupted by a work assignment, he shall be compensated one-half (1/2) hour at time and one half (1-1/2) for his scheduled lunch period. Such employee shall be granted subsequent reasonable time to complete his lunch without loss of pay.

     Section 10. The Company has the right to a twenty-four (24) hour per day, seven (7) day per week continuous operation; as well as the sole right to determine work schedules and personnel manning necessary to cover said schedules.

     Section 11. Any employee unable to report for work on account of sickness or other good reason shall notify his supervisor as soon as possible before his regular time for beginning work.

     a. When an employee has been absent from his job for good cause, he must notify his supervisor of his intentions to report back for work before the end of the last shift he would have worked had he not been absent.

     b. If an employee fails to give the above notice, the Company will not be obligated to provide work nor minimum pay for him.

     Section 12. Whenever a lay off is planned because of a change or reduction in plant production requirements, the Company will give reasonable notice in accord with applicable law prior to the effective date of the lay off by posting a bulletin stating the expected extent of such lay off and the expected effect on the work force. The foregoing does not apply to disciplinary lay offs and lay offs because of curtailment made necessary by disaster or emergency conditions affecting the ability of the Company to physically operate the plant.



                           ARTICLE VIII - OVERTIME

     Section 1. Overtime is defined as any hours an employee has worked which are in excess of eight (8) per day or forty (40) hours in a workweek. All overtime work, as set forth in this section, will be paid at one and one-half times (1-1/2) the employee's regular straight time hourly rate unless otherwise specified in this agreement.

Overtime rates shall be as follows:

                         SCHEDULED RATES          CALL OUT RATES

(1)  Regular Day/Week
     Over 8 hrs/40 hrs             1-1/2X              1-1/2X
     Over 12 hrs/day               2X                  2X
     Overlap shift/12 hrs          1-1/2X              1-1/2X

(2)  Sixth (6th) Day/Scheduled Off
     First 12 hrs                  1-1/2X              1-1/2X
     Over 12 hrs                   2X                  2X

(3)  Seventh (7th) Day Worked
     First 12 hrs Worked           2X                  2X
     Over 12 hrs                   2X                  2-1/2X

(4)  Sunday Worked
     First 12 hrs                  1-1/2X              2X
     Over 12 hrs                   2X                  2X


(5)  Holidays
     First 8 hrs                   1-1/2X              2X
     Over 8 hrs                    2X                  2-1/2X
     plus eight (8) hours holiday pay if eligible.

An employee qualifies for the seventh (7th) day premium when he has worked six (6) complete, consecutive shifts of work (8 hours each) in his work week.

     Section 2. Pay for time worked in excess of twelve (12) hours is defined as follows:

     a. In the event an employee works more than twelve (12) hours in his workday he shall be paid for all hours worked in excess of such twelve (12) hours at double the straight time hourly rate.

     b. After an employee has been engaged in work for twelve (12) consecutive hours, he shall be paid for all consecutive hours worked immediately succeeding and in excess of such twelve (12) hours at double the straight time rate.

     c. In no event shall the two (2) immediately preceding provisions of this section be applied to the same hours of work; however, the provision which creates the highest earning shall be applied.

     d. If an employee is being paid at the rate of double time under the provisions of this section, and the work continues into the employees regular shift the Company may elect to continue to pay the employee double time or send the employee home and pay straight time pay to the employee for the balance of his/her regularly scheduled shift.

     Section 3. If an employee is called and reports for work after leaving the plant at the completion of his regular shift or on his days off, he shall be paid a minimum of four (4) hours pay at the applicable call out rate, providing the call out is not consecutive with or contiguous to his regular shift of work. In such event, the four (4) hour minimum will not be paid, but in no event will the call out rate be for less than two (2) hours pay. It is understood that if an employee is called back to work, he may be required to preform any duties in connection with breakdowns or emergency situations in addition to the duties for which he was called out.

     Section 4. Any hours paid as other than straight time shall be considered as paid overtime hours and shall not be used for computation of two (2) or more types of premium pay, duplicated or accumulated on a daily or weekly basis. There shall be no pyramiding or duplication of overtime or premium pay.

     Section 5. Employees who work in excess of their regular scheduled working time shall not be laid off to equalize such overtime.

     Section 6. Employees who continue to work in excess of their scheduled hours in any one (1) day shall receive a minimum of fifteen
(15) minutes time at the applicable overtime rate.

     Section 7. The Company's right to require or schedule a reasonable amount of overtime work will not be affected by layoffs.

     Section 8. The Company may schedule overtime as necessary to insure the continuity of its twenty-four (24) hour, seven (7) day per week continuous operation as well as overtime necessary to expedite repair of major production equipment which is down and interrupting production.

     Section 9. The company agrees that, over each calendar year, it will make a reasonable attempt to allocate overtime equally among employees within the same classification which the overtime occurs. It is agreed that employees may not refuse to work overtime unless a reasonable excuse is given as determined by the Company.

     Section 10. In filling overtime needs, the Company will contact the classified employee(s), who is (are) qualified in accordance with the understanding in Section 9 of this Article.

     a. In the following procedure, the employee will only be contacted one (1) time and he must immediately accept or decline, except as otherwise determined by subsection c. of this Section 10.

     b. An employee working on a job shall be given first consideration if any overtime is needed to finish the job.

     c. When it is determined that overtime work is required in a classification(s), Management will make every effort to obtain necessary workers by asking the lowest person(s) in overtime to work, until a sufficient number(s) has been obtained. If refusals result in the Company not being able to obtain sufficient employees in the affected job classification(s), the required number of such classified employees with the least amount of overtime worked will be expected to work the necessary overtime or be subject to progressive discipline.

     d. All worked and/or refused overtime will be charged toward equalization records.

     e. All employees are expected to work a reasonable amount of overtime.

     f. In the event the overtime procedure fails to obtain the necessary employee(s) needed to work, the Company may perform the work in any way it deems necessary.

     Section 11. If an employee does not work a regularly scheduled workday that day shall not be considered as actually a day worked for all overtime purposes.

                              ARTICLE IX - WAGES

     Section 1. It is agreed that for the duration of this agreement, the wage groups, and rates of pay shall be those set forth in Appendix A of this Agreement.

     Section 2.

     a. All regularly scheduled work beginning between 6:00 a.m. and 9:00 a.m., inclusive, shall be considered day shift work.

     b. All regularly scheduled work beginning between 2:00 p.m. and 5:00 p.m., inclusive, shall be considered middle shift work.

     c. All regularly scheduled work beginning between 10:00 p.m. and 1:00 a.m., inclusive, shall be considered night shift work.

     Section 3. Each employee regularly scheduled to work on the middle shift shall be paid a premium of forty-five cents ($.45) for each hour worked by him on that shift. Each employee regularly scheduled to work on the night shift shall be paid sixty-five cents ($.65) for each hour worked by him on that shift.

These premium rates do not apply to day workers even though they may work over into a period of time for which the regular shift workers are paid this premium. If, however, a day worker is scheduled to take the place of a regular scheduled shift worker, then the premium rate applies.

     Section 4. All consecutive hours (exclusive of meal periods) worked by an employee who normally begins work at a time specified in the preceding Section 2, shall be deemed to be worked by him on the shift on which he begins work.

     Section 5. The Company has the prerogative to set the wage rate of any job not mentioned in this Agreement, or any job with substantial changes in duties, equipment or requirements, or any new job(s) created. The Company will advise and meet with the Union at their request to discuss any wage rates established in accordance with this section. Any such established rates may be subject to the grievance procedure.


                             ARTICLE X - HOLIDAYS

     Section 1. The following days shall be considered holidays under this agreement: New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Veteran's Day, Thanksgiving Day, and Christmas Day, and two (2) "floating" holidays. When a fixed holiday occurs on Sunday, the following Monday shall be observed as the holiday.

     Section 2. A "floating" holiday may be taken at the employee's convenience anytime between January 1st and December 31st of each year, provided the Company is given at least fifteen (15) days notice prior to the day the employee desires to celebrate such holiday. "Floating" holidays will be granted at times most desired by employees so far as practical, however, the right to allotment of "floating" holidays is exclusively reserved by Management in order to insure the orderly operation of the Plant. Employees upon completion of their probationary period will be granted one (1) "floating" holiday every six (6) months for their first year of service.

     a.   A floating holiday shall not be taken on any other holiday.

     b. A floating holiday may be taken on Sunday providing the only cost to the Company is eight (8) hours times the employee's regular straight time hourly rate of his permanently assigned classification.

     c. Seniority preference shall only be utilized one (1) time, in any calendar year, in the scheduling of floating holidays.

     Section 3. Employees who do not work on the holidays specified herein shall receive as holiday pay, eight (8) hours pay at their regular straight time hourly rate, exclusive of shift differentials, provided they meet all of the following conditions:

     a. The employee shall not have less than eighty-five (85) days worked with the Company prior to the holiday.

     b. The employee shall have worked his last scheduled working day prior to and his next scheduled working day after such holiday. Anything less than eight (8) hours worked will not be considered as a day worked, unless excused therefrom by the Plant Manager.

     c. In no event shall a holiday be paid for unless an employee has also worked during the thirty (30) day period immediately preceding or immediately following the holiday, except the thirty
     (30) day limitation shall not apply if the employee was temporarily absent from work because of sickness or accident.

     Section 4. Employee(s) scheduled or notified to work on a holiday, but failing to report for and perform such work, unless excused by the Plant Manager, shall not be entitled to any holiday pay.

     Section 5. If a holiday occurs during an employee's vacation, he shall receive eight (8) hours pay, in addition to vacation pay, at the straight time hourly rate of his permanently assigned classification.

     Section 6. If an employee is scheduled to work on a holiday, but then is instructed by the Company not to work without eight (8) hours notice, he shall receive for that holiday eight (8) hours pay at two (2) times his regular straight time hourly rate.

     Section 7. The phrase "straight time hourly wage rate" as used solely in this Article, shall mean the higher of either the employee's regular straight time hourly wage rate or the highest straight time hourly wage rate for a job on which the employee worked at least eight (8) consecutive hours on the day before and the day after the holiday, whether previously scheduled or not.


                            ARTICLE XI - VACATION

     Section 1.     An employee will earn vacation as follows:

     a. For an employee who has been in the continuous service of the Company for more than one (1) year, the length of vacation shall be two (2) weeks.

     b. For an employee who has been in the continuous service of the Company for more than eight (8) years, the length of vacation shall be three (3) weeks.

     c. For an employee who has been in the continuous service of the Company for more than twenty (20) years, the length of vacation shall be four (4) weeks.

     d. For an employee who has been in the continuous service of the Company for more than thirty (30) years, the length of vacation shall be five (5) weeks.

     Section 2. Vacation pay shall not include shift differential for those employees on fixed shifts; however, regular scheduled shift workers on rotating shifts shall be paid the shift differential premium.
     Section 3. Vacation pay shall be computed by multiplying the number of hours in the regularly scheduled workweek by the straight time hourly rate of pay, but shall in no event be more than forty-eight (48) or less than forty (40) hours pay subject to the provisions listed in this section below. Vacation pay will be computed at the rate for the permanently assigned classification on which an employee is working at the time he takes his vacation.

     a. Employees shall be eligible for their full appropriate vacation rights if they have reached their vacation anniversary date and have worked 1200 hours or more during the previous calendar year. Employees who have worked less than 1200 hours during the previous calendar year shall have their vacation computed on the basis of l/12th for each 100 hours worked. An employee shall be considered as having worked for the purposes of vacation eligibility, on the basis of an eight (8) hour day and forty (40) hour week during absence from work because of illness or injury for a period not to exceed fifty (50) workdays (400 hours).
     b. Pro rata vacation shall be paid for the following and shall be computed as outlined in Section 3 a. of this Article:

          1.  Retirement

          2.  Lay Off

          3.  Illness

          4.  Voluntary quit with two (2) weeks notice to the Company.

          5. In the event of the employee's death to his surviving spouse or to the estate.

     Section 4. Vacations may be taken at any time at the employee's convenience, provided ample notice is given the Company and provided previous arrangements with the Company have been made and approved. Vacation requests must be made by January 31 each year. Where requested vacation schedules conflict, a senior employee may exercise his seniority preference on a one time basis; however, such seniority cannot be exercised after January 31 of any calendar vacation year. Vacation periods not scheduled prior to February 1, shall be granted on a first come first granted basis or may be assigned by the Company. Vacations shall include (without pay) regular days off prior, and subsequent to the paid days of the vacation periods.

     Section 5. The final right to allotment of vacation periods is exclusively reserved by the Company to insure the orderly operation of the plant.

     Section 6.

     a. Employees entitled to vacations shall be permitted to take such vacations in separate periods of not less than five (5) consecutive workdays each.

     b. One (1) week of vacation can be used one day at a time provided:

          1. The employee makes a request at least seventy-two (72) hours in advance, and;

          2. The request is granted by the Plant Manager or his designee.

          3. Employees may use the above said vacation to cover a day of sickness upon informing his or her supervisor or designee as soon as possible, prior to the start of his or her scheduled shift.

     Section 7. Vacations will not be cumulative and must be taken during the calendar year.

     Section 8. The scheduling of vacation time off shall supersede the scheduling of floating holiday time off.

     Section 9. If requested and with Company approval, an employee eligible for three (3) weeks vacation may receive one (1) week of vacation pay per year in lieu of time off and an employee eligible for four (4) or more weeks of vacation may elect to receive one (1) or two (2) weeks of vacation pay per year in lieu of time off.


                     ARTICLE XII - JURY DUTY/WITNESS PAY

     Section 1. Employees, having seniority (not probationary), who are called for jury duty and serve as jurors on regularly scheduled workdays, shall be paid the difference between the amount received for such service and their straight time hourly rate up to eight (8) hours per day or forty (40) hours per week.

     a. To be eligible for payment, an employee called for jury service must furnish the Company with evidence of attendance from a court official stating the date(s) jury service was performed, amount of payment received and the time of day excused from the court.

     b. When excused by the court at a time that would allow an employee to work (4) hours or more of his normal shift, the employee shall return to work. Should the employee fail to return to work, he shall forfeit any jury make-up pay that may be otherwise due him under the terms of this Article. In such case if an employee does not return to work he shall be charged with an incident under the Absenteeism and Tardiness Control program.

     c. An employee is limited to fifteen (15) days jury makeup pay in any one (1) calendar year.

     d. When an employee is required to report to the court as a prospective juror and is excused without being seated, he shall return to work immediately and will be paid make-up pay only for scheduled time lost from work. Should the employee fail to return to work, he shall forfeit any jury make-up pay that may be otherwise due him under the terms of this Article. In such case if an employee does not return to work he shall be charged with an incident under the Absenteeism and Tardiness Control Program.

     e. In no event will payment be made for any jury duty pay, as set forth above, for duty performed by an employee on a holiday, vacation, layoff, sick leave, workman's compensation, or who are not otherwise working.

     Section 2. The Company shall make up the wage loss of an employee who has been subpoenaed and loses scheduled time testifying as a witness in an action, where the employee is neither the plaintiff or defendant.


                         ARTICLE XIII - FUNERAL LEAVE

     Section 1. An employee who has completed his probationary period, shall upon notification of the death of his father, mother, step-father, step-mother, spouse, son, son-in-law, daughter, daughter-in-law, brother, half-brother, brother-in-law, sister, half-sister, sister-in-law, mother-in-law, father-in-law, grandparents, or grandchildren be granted up to a three (3) day leave of absence, upon request, and will be paid for up to three (3) (up to four (4) scheduled shifts, if the employee is required to travel beyond a radius of 500 miles) scheduled shifts (or such fewer shifts as the employee may be absent) which fall within the next three (3) consecutive regularly scheduled work days beginning within four (4) days of the date of the death; provided, however, that one (1) such consecutive day of absence must be the day of the funeral and the employee must attend the funeral or forfeit any funeral leave pay due. Payment for such time lost shall be on the basis of eight (8) hours pay per day at the employee's regular straight time hourly rate, excluding shift differential.

     Section 2. In no event will the payment of funeral leave pay be duplicated with holiday pay, vacation pay, workman's compensation, or accident and sickness insurance payments; nor, will employees on layoff or those not otherwise working be paid funeral leave pay.

     Section 3. A "Request for Funeral Leave" form will be furnished by the Personnel Office and is to be completed by the employee prior to leave.


                  ARTICLE XIV - MILITARY RESERVE SUMMER CAMP

     Active employees with one (1) year seniority and who are in the Reserve of any branch of the military service, including the National Guard, who are required to attend a summer encampment as part of their reserve obligation shall receive from the Company, the difference between the amount of pay received for such summer encampment and his regular straight time hourly rate of pay not to exceed eighty (80) hours pay per calendar year.


                        ARTICLE XV - SAFETY AND HEALTH

     Section 1. A joint Safety and Health Committee shall be established consisting of four (4) members who will be appointed by the Company. At least two (2) members of the committee shall be hourly employees. A designated alternate shall be appointed for each committee member. In the event that a member is absent from a meeting of the Committee, his alternate may attend and when in attendance shall exercise the duties of the member. The Plant Manager or his designee will be the fifth (5th) member and act as Chairman of the Committee.

     a. The Joint Committee shall meet as often as necessary for the purpose of jointly considering inspecting, investigating, reviewing health and safety conditions, making constructive recommendations with respect thereto; including, but not limited to the implementation of corrective measures to eliminate unhealthy and unsafe conditions and practices, and to improve existing health and safety conditions and practices. All matters considered and handled by the Committee shall be reduced to writing, and minutes of all meetings of the Committee shall be made and maintained. One miner's representative from the Committee will accompany a Federal or State investigator on a walk-around inspection or investigation and will attend any pre or post inspection conference.

     b. All time spent in connection with the work of the Committee representative, including all time spent in pre or post inspection conferences and walk-around time spent in relation to Federal and State inspection and investigations as provided for above, shall be compensated at the employee's regular straight-time hourly wage rate. Any time spent during the hours the employee is scheduled to work shall count toward the calculation of any penalty or premium pay section of this Agreement including, but not limited to daily or weekly overtime. Any time spent outside the hours the employee is scheduled to work shall not count toward the calculation of any penalty or premium pay section of this Agreement. No time spent outside of the hours the employee is scheduled to work shall be compensated at a rate greater than one (1) times the employee's straight-time hourly wage rate.

     c. Time spent in connection with MSHA approved monthly employee safety training meetings shall be compensated at the employee's regular straight-time hourly wage rate. Such scheduled meetings will not exceed one hour.

     d. Any employee who believes his job presents a hazard to his safety or health may request an immediate review of his job by one (1) Company and one (1) miner's representative of the Joint Safety & Health Committee.

     Section 2. The Company will furnish prescription ground safety glasses to bargaining unit employees, including the cost of the prescription at an eye care provider acceptable to the Company.
Glasses will not be replaced more frequently than one (1) per year, unless damaged or broken during the performance of duties.

     Section 3. The wearing of safety shoes manufactured in accordance with ANSI Standard Z-41.1-1972 is a mandatory condition of employment for all employees of the Company. Full-time permanent employees will become eligible for safety shoes' reimbursement after one (1) year of employment. The Company will reimburse employees up to eighty dollars ($80) per pair, not to exceed two (2) pair per year. Shoes will have a minimum of a six inch (6") top. Verification of purchase must be submitted to the Company for reimbursement.

     Section 4. A medical examination of any employee may be made when, in the opinion of the Company, an examination is necessary to protect the health or safety of the employee involved, or the health or safety of other employees.

     Section 5. All injuries must be reported to the foreman on the shift they occur prior to leaving the plant, if possible, but in no event later than twenty-four (24) hours from time of injury. If an employee becomes injured on the job and in the opinion of a qualified medical doctor (M.D.) he is unable to return to work, he shall be paid for any wages lost that day only.


                        ARTICLE XVI - LEAVE OF ABSENCE

     Section 1. Any employee elected or appointed to a full time position with the UNITED CEMENT, LIME, GYPSUM, AND ALLIED WORKERS DIVISION, BOILERMAKERS INTERNATIONAL UNION, AFL-CIO, LOCAL NO. D476 or any of its subordinate bodies shall be granted an indefinite leave of absence, providing thirty (30) days notice is given the Company prior to the beginning of such leave. During such leave seniority shall accumulate. Insurance benefits shall be suspended after thirty (30) days of such leave and will again be in effect the first day of returning to work with the Company. Upon returning to work, such employee will be reinstated on his former job, providing it is still in existence; if not, he shall be eligible to apply for any job within the bargaining unit by means of the existing bidding procedure, or by bumping. The Company agrees to consent to the absence of no more than one (1) employee at any time under this article.

     Section 2. Any employee absent from work in accordance with the foregoing provisions shall not lose seniority, wage rate, or position, if physically fit upon return to work. Except as provided for in section 2 of this article, should an employee accept a position for wages or salary while on leave of absence, such employee shall lose seniority, and if re-employed, must be treated as a new employee.


     Section 3. A leave of absence will be granted to employees to attend union conventions or other like union activities without loss of seniority and other employment rights and benefits. The Union will give the Company written notice of at least ten (10) days of any anticipated leave. Not more than two (2) employees may be absent for such purposes at any one (1) time. If two employees are from the same department, both will be excused only if a qualified replacement is available in the sole judgement of the Company.




                        ARTICLE XVII - OVERTIME MEALS

     Section 1. A meal and reasonable time to eat it, or compensation ($8.50) in lieu of such meal and meal period, will be provided when more than four (4) consecutive overtime hours have been worked beyond the end of an employee's regular shift. Meals when provided will be at the sole discretion of the Company.

     Section 2. Should an employee be called out on a scheduled off day and he continues to work for more than twelve (12) consecutive hours, Section 1 of this Article will become applicable.


                     ARTICLE XVIII - GRIEVANCE PROCEDURE

     Section 1. Should differences arise between the Company and the Union, or an individual employed by the Company, as to the meaning and application of the provisions of this Agreement, an earnest effort shall be made by the parties to settle such differences promptly and in the following manner:

     STEP I.   The complaint, within seven (7) calendar days of its
     occurrence, or the occurrence of the matter out of which the complaint arises, may be taken up by the employee involved, with or without Union representation, with his foreman. The employee shall state the specific article(s) and paragraph(s) of the Contract that is alleged to have been violated in order for the grievance to be considered and processed.

     STEP II. If no satisfactory settlement is reached in Step I, the matter shall be reduced to writing and presented to the Plant Manager or his delegate within five (5) days from the date of the meeting with the foreman. At the time of presentation, or within thirty (30) days, the Plant Manager or his delegate will meet with the Grievance Committee to hear and discuss the grievance. The Company shall answer the grievance in writing within five (5) days after said meeting. The employee shall state the specific article(s) and paragraph(s) of the Contract that is alleged to have been violated in order for the grievance to be considered and processed.

     STEP III. If no agreement is reached in Step II, The Committee may, within five (5) days of the receipt of the above answer, refer the matter to higher officials of the Company and the Union who may attend such a meeting. Upon request by the Union a meeting will be held within forty-five (45) days of such request. The Company shall answer the grievance within five (5) days after said meeting.
     STEP IV. A grievance arising out of the terms of this Agreement, which has been properly processed through the Grievance Procedure within the time limits specified and not settled, may be submitted to arbitration in accordance with the provisions of
     Section 5. Arbitration.

     Section 2. Except for Section 1, Step I., the time limits referred to in this Article exclude Saturdays, Sundays and holidays.

     Section 3. Any grievance not presented or appealed within the time limits provided, unless mutually agreed to extend the time, shall be considered settled on the basis of the decision which was not appealed and shall be final and binding on the parties involved.

     Section 4. Grievances presented in any of the regular steps set forth and not answered within the time specified or as the same may be extended by mutual agreement shall be considered appealed to the next step of the grievance procedure.

     Section 5.     Arbitration

     Any grievance not settled in Step III above may be referred to the Dispute Resolution Panel. This panel will consist of one (1) official of the International Union, one (1) official of the Corporate Human Resources Department, and one (1) individual mutually agreed upon by these two (2) officials. Notice to refer a grievance to the Dispute Resolution Panel shall be given in writing within fifteen (15) days after being notified of the decision rendered in Step III or the matter will be considered closed. Only one (1) grievance may be submitted to or be under review by the Dispute Resolution Panel at any one (1) time unless by prior mutual written consent of the parties. The Dispute Resolution Panel shall have no power to add to or subtract from or change, modify or amend any of the provisions of this Agreement. The decision rendered by the Dispute Resolution Panel will be final and binding upon the Union, the Company, the grievant, and all employees covered by this Agreement. The Dispute Resolution Panel shall interpret and apply the terms of this Agreement. Disputes shall be settled by majority vote. The actual vote cast by each party shall not be revealed. It is expressly agreed that the Dispute Resolution Panel shall not have the authority to decide any matter involving the exercise of a right reserved to management under this Agreement. The expenses incident to the services of the third party, including the cost of the meeting room, etc. shall be shared equally by the Company and the Union.
     It is further understood and agreed that effective with the expiration of this Agreement, on 7/31/98, this Section 5 will continue only with the mutual consent of the parties. Absent such mutual consent, this Section 5 will be replaced by Article XVIII, Section 5 of the 1990-1991 Agreement.

     Section 6. Any grievance growing out of a discharge or suspension must be submitted in writing by the aggrieved employee directly to the Union and from the Union to the Director of Industrial Relations or Plant Manager or designee within forty-eight (48) hours of the discharge or suspension or it will not be recognized and the action taken shall be final.



                    ARTICLE XIX - INCAPACITATED EMPLOYEES

     Section 1. Any employee who becomes permanently incapacitated and, on the basis of competent medical opinion, cannot perform the duties of his regular job may exercise his plant seniority through the bumping procedure to move to another position within the plant bargaining unit for which he is qualified to perform in the same manner as provided for in the job bidding procedures.

     Section 2. Any employee who is displaced by an incapacitated employee pursuant to Section 1 of this Article may exercise his plant seniority to bump into another position within the plant bargaining unit for which he is qualified in the same manner as provided for in the job bidding procedures.

     Section 3. The Company's decision based on competent medical opinion regarding the employee's incapacitation will be final and binding.


                      ARTICLE XX - STRIKES AND LOCKOUTS

     The Union agrees that there shall be no picketing or strikes by the Union, or by its members, of any kind or degree whatsoever, or walkout, suspension of work, slowdowns, limiting of production, or any other interference or stoppage, total or partial, of the Company's operations for any reason whatsoever, such reasons including, but not limited to, unfair labor practices by the Company or any other Employer. It is further agreed that neither the Union nor its members shall engage in the above prohibited conduct in support of picketing, strikes or any labor dispute actions engaged in by any other organization or person. In addition to any other recourse or remedy available to the Company for violation of the terms of this Article by the Union and/or any Union member, the Company may discharge or otherwise discipline any employee who authorizes, causes, engages in, sanctions, recognizes, or assists in any violation of this Article. The Company will not engage in any lockouts during the term of this Agreement.


                          ARTICLE XXI - LEGISLATION

     In the event laws are passed which conflict with any provisions of this Agreement, or any provision or provisions of this Agreement shall be declared void in whole or in part, or shall be declared not to affect any employee or employees by law or final decision by competent authority, then such provisions or parts thereof shall be eliminated here from and the matter covered by such eliminated provisions may be reopened for negotiation, but the remaining provisions of the Agreement shall remain in full force and effect.




                            ARTICLE XXII - COPIES

     A copy of the labor agreement will be provided each full time employee by the Company. Copies of the Pension and Insurance Plans will be provided to each full time employee by the Company.


                        ARTICLE XXIII - PAST PRACTICE

     All previous side letters, and ad hoc agreements and informal understandings or past practices are hereby revoked, withdrawn and canceled and none shall survive the execution of this contract and no provision shall have any force or effect whatsoever either as past practice, special written agreement, oral agreement, informal understanding or otherwise unless expressly contained herein.


                      ARTICLE XXIV - SCOPE OF AGREEMENT

     This Labor Agreement, Group Insurance Plan and Pension Plan together contain all the obligations and restrictions imposed upon each of the parties during their respective terms. It is the intent of the parties that these documents have settled all issues between them and all collective bargaining obligations for the terms of the Labor Agreement (and for the terms of the Group Insurance Plan relative to insurance and the Pension Plan relative to pensions) and that no change shall be made in the Labor Agreement and these two plans prior to the expiration thereof except by mutual written consent or as may be provided within these documents, or as required by law.


                       ARTICLE XXV - TERMS OF AGREEMENT

     After ratification by the members of the Local Union D476, this Agreement shall become effective and remain in force and effect and be binding upon the parties hereto from July 31, 1994, to and including July 31, 1998, and it shall continue to be in full force and effect thereafter from year to year until either party on or before May 1, of any year, beginning May 1, 1998, gives written notice to the other party of its desire or intention either to alter and modify or terminate the same. If such notice is given, the parties hereto shall begin negotiations not later than June 1 in such year.

     IN WITNESS WHEREOF, this Agreement between the parties, has been executed by their duly authorized representatives on this 31st day of July, 1994.


UNITED CEMENT, LIME, GYPSUM                  SOUTHWESTERN
AND ALLIED WORKER, DIVISION                  PORTLAND CEMENT
LOCAL LODGE NO. D476 BOILER-
MAKERS INTERNATIONAL UNION
AFL-CIO



BY:                                     BY:
     George Fields                           Bernard M. Reuland




BY:                                     BY:
     David Johnson                           Tommy G. Wells




BY:                                     BY:
     Robert Sherman                          Jacque Venable




BY:
     Allen Motes

                                  APPENDIX A


                                    ODESSA
                                WAGE SCHEDULE


                              08/01/94  08/01/95  08/01/96  08/01/97

WAGE GROUP ONE

Laborer*                       $ 9.97    $10.32    $10.62    $10.97
Shift Laborer
Packhouse Laborer
Quarry Laborer

WAGE GROUP TWO

Mech/Electrical Trainee        $11.32    $11.67    $11.97    $12.32


WAGE GROUP THREE

Bulkloader                     $12.40    $12.75    $13.05    $13.40
Crusher Operator

WAGE GROUP FOUR

Quarry Utility                 $13.49    $13.84    $14.14    $14.49
Equipment Operator
Driller
Quarry Lube/Mechanic

WAGE GROUP FIVE

Production Utility             $14.31    $14.66    $14.96    $15.31
Maintenance Mechanic "B"

WAGE GROUP FIVE A

Asst. Process Control Oper     $14.59    $14.94    $15.24   $15.59

WAGE GROUP SIX

Maintenance Journeyman         $15.01    $15.36    $15.66    $16.01
Heavy Equipment Operator

WAGE GROUP SEVEN

Process Control Operator       $15.50    $15.85    $16.15    $16.50
Mobile Equipment/Mechanic
Instrument/Electrician
Maintenance Journeyman/Welder

WAGE GROUP SEVEN A

Instrument/Electrician/
     Programmer                $15.75    $16.10    $16.40    $16.75



The above wage schedule and corresponding rates shall apply to all new hires and any employee who bids and is awarded a different job other than the one in which he was red circled on the effective date of this Agreement.

* Laborers will be hired at a starting rate of $9.00 for the term of their probationary period.



             WAGE SCHEDULE FOR RED CIRCLED INCUMBENT EMPLOYEES**


              GRADE      08/01/94  08/01/95  08/01/96  08/01/97

               10         $13.57    $13.92    $14.22    $14.57
               13         $14.08    $14.43    $14.73    $15.08
               15         $14.36    $14.71    $15.01    $15.36
               16         $14.59    $14.94    $15.24    $15.59



**The Wage Schedule, Grade Number and corresponding rates above shall apply to all incumbent employees who have been red circled in the grades and wage rates which they held prior to the effective date of this Agreement.


                                 GAINSHARING

     The employees will participate in a gainsharing program developed by the Company.

                                  APPENDIX B



     Section 1.     Health and Welfare
     On a voluntary participation basis, the Company will provide Health and Welfare Coverage identical to the Southdown, Inc., Plan for Salaried employees and all amendments thereto during the life of this Agreement. For those selecting to participate, the cost of employee coverage will be as follows:


                         01-01-95  01-01-96  01-01-97  01-01-98

Employee Only             $25.00    $30.00    $30.00    $30.00

Employee & Children       $45.00    $50.00    $50.00    $50.00

Employee & Spouse         $45.00    $50.00    $55.00    $60.00

Employee & Family         $45.00    $55.00    $60.00    $70.00



     An employee's spouse who is working for another employer who is eligible for health and medical coverage under that employer's group medical plan is excluded from health and medical coverage under this Agreement.

     Southdown employees who retire directly from the Company will be eligible for retiree medical and life insurance benefits only after reaching age 62 and fifteen (15) years of service. Future increases in retiree health care costs beyond the 1993 cost levels will be the responsibility of covered retirees.

     The Union and each employee covered by this Agreement will be provided a copy of the Health and Welfare Plan.

     a. Life Insurance - The Company will provide life insurance coverage at no cost to the employee. An employee's life insurance is an amount equal to twice (2X) his/her base hourly rate multiplied by 2,080 hours. Adjustments for life insurance due to wage changes are made once per year at the beginning of the year.

     b. Accidental Death and Dismemberment - The Company will provide accidental death and dismemberment benefit at no cost to the employee. An employee's accidental death and dismemberment benefit is an amount equal to twice (2X) his/her base hourly rate multiplied by 2,080 hours. Adjustments for accidental death and dismemberment benefit due to wage changes are made once per year at the beginning of the year.


     Section 2. - Company Provided Benefits

     a.   Southdown Inc. Retirement Savings Plan {401(k)}
On a voluntary participation basis, the Company will provide the Southdown, Inc. Retirement Savings Plan and all amendments thereto during the life of this Agreement on the same basis the Plan is provided to all other Southdown Inc. employees.

     b.   Long Term Disability
On a voluntary participation basis, the Company will provide the long term disability insurance, and all amendments thereto during the life of this Agreement on the same basis the long term disability insurance is provided to all other Southdown Inc. employees.

                                  APPENDIX C

     Section 1. - Pension

Pension Plan Amendments

Conformity with Law

     Proposed Amendment - The pension plan shall be amended as required by current rules and regulations of the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA").

     Purpose - There have been major enactments of legislation by Congress since 1981, the date of the last revision of the plan document, affecting pension plans in general. The pension plan needs to be amended to provide for changes required by this legislation.

Normal Retirement Pension.

     Proposed Amendment - The monthly amount of the normal retirement pension on a single life basis for retirements after March 31, 1991 and before April 1, 1996, shall be the greater of (a) or (b).

     (a) $23.00 ($24.00 effective 08-01-95) multiplied by the participant's period of service (in years and fractions thereof), but only for service prior to April 1, 1996.

     (b)  an amount computed as follows:

          (i) 1% of the participant's average monthly compensation multiplied by his period of service (in years and fractions thereof); plus

          (ii) .65% of the participant's average monthly compensation to the extent that it exceeds covered compensation multiplied by his period of service (in years and fractions thereof) to a maximum of 35 years.

     Average monthly compensation shall be the result obtained by dividing total base pay (up to 2,080 hours of base pay each year) received in each of five consecutive plan years by 60. (Effective 08/01/94 gainsharing earnings will be included as part of base pay.) Covered compensation for a plan year means 1/12th of the average of the Social Security taxable wage bases for the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age (generally age
65).

     The monthly amount of the normal retirement pension on a single life basis for retirements after March 31, 1996 shall be the greater of (a) calculated only as of July 31, 1996, or (b).

     Purpose - The proposed amendment is intended to provide participants (1) for five years hence a minimum pension benefit equal to the retirement maximum pension benefit provided by the current pension plan formula; and (2) beginning immediately a maximum pension benefit provided by the Southdown, Inc. Pension Plan. The pension formula used by the Southdown, Inc. Pension Plan adjusts automatically for wage inflation and is designed to achieve along with social security a wage replacement percentage of 50%-60% for a 30-year employee. It is expected that most employees would be entitled to the maximum pension. See attached comparison.

Early Retirement

     Proposed Amendment - A participant may elect to retire and commence receiving a pension benefit prior to attainment of normal retirement age as follows:

     With respect to the minimum benefit calculated in (a) above (the "Minimum Benefit"), any participant who has 10 years of service and has attained 55 years of age and who elects to retire and commence receiving pension benefits prior to his 65th birthday shall be entitled to receive a pension amount equal to his Minimum Benefit reduced by three-tenths of one percent (0.3%) for each month by which his actual retirement date precedes normal retirement date.

     Any participant who has accumulated a minimum of 30 years continuous years of service may elect to retire and immediately commence receiving pension benefits equal to the Minimum Benefit without regard to attained age.

     With respect to the maximum benefit calculated in (b) above (the "Maximum Benefit"), any participant who has 5 years of service and has attained 55 years of age and who elects to retire and commence receiving pension benefits prior to his 65th birthday shall be entitled to receive a pension a Maximum Benefit reduced by five-ninths of one percent for each month up to 60 months by which his actual retirement date precedes normal retirement date, and additionally by five-eighteenths of one percent for each month over 60 months by which his actual retirement date precedes normal retirement date.

     Purpose - The proposed amendment extends the early retirement reduction factors of the current pension plan respecting retirements entitled to Minimum Benefits for a period of five years. This allows time for contributions and Company matching amounts in the Southdown, Inc. Retirement Savings Plan to accumulate as a supplement to the Pension Plan benefits.

Disability Benefits

     Proposed Amendment - It is proposed that the disability retirement pension be eliminated.

     Purpose - The new welfare plan provides for a voluntary long-term disability plan (the "LTD Plan"). The LTD plan and the disability retirement pension are redundant inasmuch as they both provide disability income. The LTD plan, however, provides far better income replacement benefits than does the pension plan. Income replacement under the voluntary LTD plan is either 60% (70% if also social security disabled) or 40% (50% if also social security disabled). The LTD plan benefits are not subject to federal income taxes whereas the pension plan disability pension is. Other features and enhancements of the LTD plan are more fully explained in the welfare plan information.

Plan Termination

     Proposed Amendment - It is proposed that the plan be amended to provide that in the event the plan is terminated, that the accrued benefit of each participant will become fully vested and nonforfeitable. Assets will be allocated in accordance with Section 4040(a) of ERISA. Any assets in excess of amounts allocated in accordance with Section 4044(a) of ERISA would revert to the Company subject to applicable IRS and PBGC rules.

     Subject to ERISA Section 4044(a), and any applicable regulations of the IRS and PBGC, distribution of benefits to participants on plan termination would be made, in whole or part, to the extent that no discrimination in value results, in cash, in securities or other assets in kind, or in nontransferable annuity contracts.

     Purpose - Department of Labor, Internal Revenue Service, and Pension Benefit Guaranty Corporation rules and regulations strictly control the reversion of excess plan assets to employers in order to provide absolute assurance that plan pension benefits are protected. The current plan document seems to provide that any excess assets remaining after the Section 4044(a) allocations are made will be allocated to non-vested employees and deferred vested former employees. Since Section 4044(a) of ERISA requires allocations to be made to all current employees regardless of vesting status and to terminated employees with a deferred vested benefit, such a provision seems redundant and unwarranted.

Funding

     Proposed Amendment - The plan shall be funded on the basis of sound actuarial principles and as required by IRS regulations.

     Purpose - The IRC specifies the full funding limitation and the minimum funding amounts of pension plans which are based on sound actuarial principles. Additionally, funding methods must be approved by the IRS. The proposed amendment would specify that the plan will be funded accordingly.

                                  APPENDIX D

                        SICKNESS AND ACCIDENT BENEFITS




If a permanent employee (non-probationary/non-temporary) is absent from work due to disability, sickness and accident benefits are payable. The disability must prevent the employee from performing the duties of the job because of a non-occupational sickness or injury. This benefit is payable if confined to a hospital or home.

After a waiting period of five (5) consecutive work days (waived if the employee is hospitalized as an in-patient or absent five (5) consecutive work days), the disability benefits are payable at a rate of fifty-one dollars ($51) per day for a maximum of five days per week. A disabled employee may receive weekly sickness and accident benefits during the period of disability, not to exceed five (5) months. It is the employee's responsibility to make application for this benefit and the attending physician must document the nature of the disability and expected date of return to work.

No benefits shall be payable for the following:

     1. disability which you are not under the direct care of a licensed physician;
     2. sickness or injury which is purposefully self-inflicted while sane or insane;
     3. disability due to an injury arising out of the course of employment;
     4. disability due to disease which benefits are payable under Worker's Compensation, Occupational Disease or similar law.

This benefit terminates upon retirement or upon termination of employment.

October 12, 1994




Mr. George Fields
United Cement, Lime and Gypsum Workers
P.O. Box 460
Glenpool, Oklahoma  74033


Dear Mr. Fields:

This will confirm our discussion in the 1994 Odessa Negotiations that the Health and Welfare Plan proposed by the Company is a PPO Plan and it includes examinations for prescription glasses.


Sincerely,




Bernard M. Reuland
Director, Employee Relations

BMR:jv

cc:  T. G. Wells
     D. Johnson

October 12, 1994




Mr. George Fields
United Cement, Lime and Gypsum Workers
P.O. Box 460
Glenpool, Oklahoma  74033


Dear George:

Pursuant to our discussions during the 1994 Odessa Labor Negotiations, as of January 01, 1995, the Company agrees to increase its monthly contribution toward future retiree medical benefits which is capped based on 1993 cost levels up to an additional 2.5% annually for each full year for the life of this agreement.

Sincerely,




Bernard M. Reuland
Director, Employee Relations

BMR:jv

cc:  T. G. Wells
     D. Johnson

October 12, 1994


Mr. George Fields
United Cement, Lime and Gypsum Workers
P.O. Box 460
Glenpool, Oklahoma  74033

RE:  Letter of Understanding - Working Spouse

Dear Mr. Fields:

Pursuant to our discussions during the 1994 Odessa Labor Contract Negotiations, if an employee's spouse is eligible for health care coverage under another employer's group health plan and the premium which the spouse is required to pay exceeds $30.00 per month for individual coverage under that plan, the Company will offset the cost in excess of $30.00 per month by reducing the employee's monthly contribution to the Southdown Plan. The offset will not be greater than the total monthly premium the employee is required to pay to the Southdown Plan. Affected employees will provide reasonable documentation to substantiate the cost of spousal coverage.

Other adverse impacts of the spousal exclusion not addressed by the foregoing will be considered by the Company on a case by case basis.

Sincerely,



Bernard M. Reuland
Director, Employee Relations

BMR:jv

cc:  T. G. Wells
     D. Johnson













October 12, 1994




Mr. George Fields
United Cement, Lime and Gypsum Workers
P.O. Box 460
Glenpool, Oklahoma  74033

RE: Age and Service Eligibility Requirements for the Southdown, Inc. Retiree Medical Plan

Dear Mr. Fields:

Pursuant to our discussion during the 1994 Odessa Labor Contract Negotiations, the Company agrees to provide coverage under the Southdown, Inc. Retiree Medical Plan to employees listed below should they elect to retire at any time prior to the expiration of the 1994 Labor Agreement which will expire on July 31, 1998, providing they have at least 30 years of company service on their retirement date:

                    Billy J. Thompson
                    Glenn W. Gober
                    Dickey E. Cross
                    Ivey J. Roberson

Sincerely,




Bernard M. Reuland
Director, Employee Relations

BMR:jv

cc:  T. G. Wells
     D. Johnson